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                                 TRUST AGREEMENT


          AGREEMENT AND DECLARATION OF TRUST, dated as of December 14, 1993, by and among Hadson Corporation ("Hadson"), The Prudential Insurance Company of America ("Prudential Insurance Company"), Pruco Life Insurance Company ("Pruco") and PruSupply Inc. ("PruSupply"), and Liberty Bank and Trust Company of Oklahoma City, N.A., a National Banking Association with principal offices at Oklahoma City, Oklahoma (the "Original Trustee").

                              W I T N E S S E T H:
                              --------------------
          WHEREAS, the Board of Directors and stockholders of Hadson have approved an Agreement of Merger dated as of July 28, 1993, as amended (the "Merger Agreement"), relating to the proposed merger (the "Merger") of Adobe Gas Pipeline Company, a wholly- owned subsidiary of Santa Fe Energy Resources, Inc., with and into Hadson; and

          WHEREAS, Prudential Insurance Company, Pruco and PruSupply collectively own and hold (i) 300,000 shares of the Common Stock of Hadson, par value $.01 per share, (ii) all of the outstanding shares of the Class B Common Stock of Hadson, par value $.01 per share,
     (iii) all of the outstanding shares of the Class C Common Stock of Hadson, par value $.01 per share, and (iv) all of the outstanding shares of the 7% Senior Cumulative Preferred Stock of Hadson, Series A, par value $.01 per share; and

          WHEREAS, the Merger Agreement contemplates that Prudential Insurance Company, Pruco and PruSupply shall receive, in exchange for their Class B Common shares and a portion of their 7% Senior Cumulative Preferred shares, a beneficial interest in a trust to be funded with 4,983,180 shares of the common stock of Hadson, par value $.01 per share, as the surviving corporation in the Merger (the "New Hadson Common Shares"), subject to certain rights retained by Hadson;

          NOW, THEREFORE, in consideration of the premises and other valuable consideration, and subject to the terms and provisions contained in this Trust Agreement, it is hereby agreed as follows:


                                   ARTICLE I.

                                 THE TRUST FUND

          1.01 Initial Funding. Immediately after the Merger becomes effective, Hadson shall transfer, assign and deliver to the Trustee FOUR MILLION NINE HUNDRED EIGHTY-THREE THOUSAND ONE HUNDRED EIGHTY (4,983,180) New Hadson Common Shares (the "Initial Contribution").

          1.02 Undertaking of the Trustee. Upon receipt of the Initial Contribution, the Trustee shall hold such shares, and any






















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     additional property received by the Trustee pursuant to this Trust
     Agreement, in a separate trust in accordance with the provisions of this Trust Agreement.

          1.03 Ownership and Control of Trust Fund. Except as expressly provided hereunder, the beneficiaries under this Trust Agreement shall have no title or right to, or possession, management or control of, the Trust Fund. The whole title to all of the Trust Fund shall be vested in the Trustee and the sole interest of the beneficiaries under this Trust Agreement shall be the rights and benefits given to such persons under this Trust Agreement.


                                   ARTICLE II.

                              NAME AND DEFINITIONS

          2.01  Name.  This trust shall be known as the H/P Trust.

          2.02 Terms Defined in the Recitals. Terms defined in the recitals hereto have the meanings ascribed therein.

          2.03 Additional Terms Defined. For purposes of this Trust Agreement the following words and expressions shall have the following meanings and usages:

               "Automatic Conversion":  The conversion of the New Hadson
                --------------------
     Junior Preferred Shares into New Hadson Common Shares on the earlier of (i) the occurrence of the Early Automatic Conversion Date (as defined in Article 4 Section 8.a. of the Charter) and (ii) the 2nd anniversary of the Merger.

               "Beneficiaries":  Prudential and Hadson.
                -------------
               "Charter":  The Certificate of Incorporation of Hadson in
                -------
     effect on the Effective Date.

               "Classification Date":  any Reporting Date as of which the
                -------------------
     number of Exercise Units collected since the last Measurement Date is greater than the number (rounded to the next higher whole number, if fractional) equal to the quotient of (A) 20% of the sum of (1) the number of Unclassified Shares held in the Trust Fund immediately prior to such Reporting Date plus (2) the number of Prudential's New Hadson Common Shares immediately prior to such Reporting Date, divided by (B) the difference between (1) 100% minus (2) 80% of the fraction (not greater than one) determined by dividing (x) the sum of (I) the number of Unclassified Shares held in the Trust Fund immediately prior to such Reporting Date plus (II) the number of Prudential's New Hadson Common Shares immediately prior to such Reporting Date, by (y) the number of all of the issued and outstanding New Hadson Common Shares immediately before such Reporting Date, treating


















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     any Classified Shares held in the Trust Fund immediately prior to such
     Reporting Date as not being issued or outstanding and treating any Unclassified Shares that are constructively owned by Prudential under
     Section 318 of the Code as being issued and outstanding.

               "Classified Shares":  all of the Trust's New Hadson Common
                -----------------
     Shares that have been designated as Classified Shares pursuant to
     Section 4.06(c).

               "Code":  the Internal Revenue Code of 1986, as amended from
                ----
     time to time. Any reference to a Section of the Code shall be deemed to refer as well to any subsequent provision of law enacted in its place, and shall be deemed to include all Treasury Regulations promulgated under the Code interpreting or applying that Section.

               "Conversion Notice":  the notice required to be delivered by
                -----------------
     Hadson to the holders of the New Hadson Junior Preferred Shares advising them of the automatic conversion of the New Hadson Junior Preferred Shares into New Hadson Common Shares.

               "Effective Date":  the date on which the Merger becomes
                --------------
     effective.

               "Exercise Price":  the price per New Hadson Common Share
                --------------
     required to be paid at any given time pursuant to Article 4 Section
     C.6. of the Charter in order to exercise a New Hadson Junior Preferred Share to purchase New Hadson Common Shares, after taking into account any adjustments required under the provisions of the Charter.

               "Exercise Price Transfer Period":  shall mean (i) for so
                ------------------------------
     long as the Trustee and Transfer Agent are the same or are affiliated, within one business day after any New Hadson Junior Preferred Shares are exercised; (ii) in all other circumstances, on each Friday for all exercises of New Hadson Junior Preferred Shares during the period ending on the Wednesday of such week and starting on the Thursday of the preceding week; provided, however, that if the aggregate amount
                         --------  -------
     received during such period (plus any amounts held over from prior periods) is less than $50,000, all such amounts shall be held by the Transfer Agent until the subsequent period and added to amounts received in such subsequent period; and (iii) notwithstanding and in addition to the foregoing, on the date of termination of the Trust in accordance with the terms hereof.

               "Exercise Proceeds":  all amounts received by the Trustee
                -----------------
     from Hadson pursuant to Section 4.05.

               "Exercise Units":  the amount of Exercise Proceeds received
                --------------
     by the Trustee at any given time divided by the Exercise















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     Price in effect on the date of exercise giving rise to such Exercise
     Proceeds.

               "General Fund":  the assets comprising the Trust Fund other
                ------------
     than New Hadson Common Shares.

               "Hadson's Transfer Agent":  the institution retained by
                -----------------------
     Hadson from time to time as transfer agent with respect to New Hadson Junior Preferred Shares.

               "income":  the income of the Trust as determined under the
                ------
     terms of this Trust Agreement and applicable law, not including stock dividends or other distributions in the form of New Hadson Common Shares.

               "Measurement Date":  the Effective Date and each
                ----------------
     Classification Date.

               "New Hadson Junior Preferred Shares":  shares of the Junior
                ----------------------------------
     Exercisable Automatically Convertible Preferred Stock, Series B, par value $.01 per share, of Hadson, as surviving corporation in the Merger.

               "Notice":  the tangible expression of a communication sent,
                ------
     an instruction or direction given, or an action taken, pursuant to this Trust Agreement. A Notice shall be effective only if it conforms to the requirements of Section 13.05.

               "Prudential":  Prudential Insurance Company, as nominee and
                ----------
     agent for itself, and its wholly-owned affiliates Pruco and PruSupply, as provided in Section 9.02.

               "Prudential's New Hadson Common Shares":  1,329,763 New
                -------------------------------------
     Hadson Common Shares.

               "Reporting Date":  (i) prior to the delivery of the
                --------------
     Conversion Notice, the last day of each calendar quarter and (ii) after the delivery of the Conversion Notice, the Termination Date.

               "Termination Date":  the date upon which the Trust
                ----------------
     terminates pursuant to Section 3.01.

               "Trust":  the separate trust held under this Trust
                -----
     Agreement.

               "Trust Agreement":  this Trust Agreement, as amended from
                ---------------
     time to time.

               "Trust Fund":  all property (principal plus accrued,
                ----------
     accumulated and undistributed income) that, at any particular time, belongs to the Trust.








                                        4
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               "Trust Term":  the period from the date of execution of this
                ----------
     Trust Agreement though and including the Termination Date.

               "Trustee":  each Trustee and all Trustees (including the
                -------
     Original Trustee) serving under this Trust Agreement at any particular time.

               "Trust's New Hadson Common Shares":  all of the New Hadson
                --------------------------------
     Common Shares held in the Trust Fund from time to time.

               "Unclassified Shares":  all of the Trust's New Hadson Common
                -------------------
     Shares that have not been reclassified pursuant to Section 4.06(c).

          2.04 Gender and Number. Except where the context otherwise requires, words importing the masculine gender include the feminine and the neuter, if appropriate, words importing the singular number shall include the plural number and vice versa and words importing persons shall include firms, associations, corporations and other entities.

          2.05 Subdivision References. All references herein to Articles, Sections and other subdivisions refer to the corresponding Articles, Sections and other subdivisions of this Trust Agreement, and the word "herein" and words of similar import refer to this Trust Agreement as a whole and not to any particular Article, Section or subdivisions of this Trust Agreement.

          2.06 Titles. The Article titles and Section headings in this Trust Agreement are included solely for purposes of identification, and are not be used to construe any provision contained in this Trust Agreement or for any other purpose.


                                  ARTICLE III.

                        DURATION AND TERMINATION OF TRUST

          3.01 Duration. The Trust shall terminate one (1) day after the later to occur of the following events:

               (i) the date occurring seven (7) months after completion of the transfer and delivery of the Initial
          Contribution to the Trustee pursuant to Section 1.01; or

               (ii) the earliest date on which all New Hadson Junior Preferred Shares have been converted, whether by the exercise by the holder thereof or by Automatic Conversion, into New Hadson Common Shares.




















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          3.02  Rule against Perpetuities.  Notwithstanding any other provision of this Trust Agreement, and particularly notwithstanding the provisions of Section 3.01, the Trust shall terminate, if it shall not have previously terminated, one (1) day before the twentieth
     (20th) anniversary of the Effective Date.

          3.03 Termination by Beneficiaries. The Trust may not be revoked or terminated at any time prior to the Termination Date by the Beneficiaries and/or the Trustee.

          3.04 Continuance of Trust for Winding Up. After the Termination Date, and solely for the purpose of liquidating and winding up the affairs of the Trust, the Trustee shall continue to act as such until its duties have been fully performed.


                                   ARTICLE IV.

                        ADMINISTRATION OF THE TRUST FUND

          4.01 No Disposition of the Trust's New Hadson Common Shares. The Trustee shall not sell, transfer, assign, pledge, hypothecate, encumber or in any other manner dispose of the Trust's New Hadson Common Shares except as expressly provided in Sections 4.06(d) and 4.07.

          4.02 Voting the Trust's New Hadson Common Shares. The Trustee shall, at any meeting at which the Trust's New Hadson Common Shares are eligible to vote (or in connection with any solicitation of consents with respect to which the Trust's New Hadson Common Shares are entitled to consent), vote (or consent with respect to) all of the Trust's New Hadson Common Shares that are Unclassified Shares in accordance with the instructions of Prudential.

          4.03 Payment of Claims, Expenses and Liabilities. In accordance with Article X, the Trustee shall pay from the General Fund all claims, expenses, charges, liabilities and obligations of the Trust Fund as contemplated by this Trust Agreement and as required by law. Furthermore, no such charges may be charged against or paid from the Trust's New Hadson Common Shares, from the principal amount of any Exercise Proceeds held by the Trustee, or from any cash dividends paid with respect to the Unclassified Shares.

          4.04 Disposition of Net Income. The Trustee shall collect all of the net income of the Trust Fund and shall hold or dispose of the same as follows:

               (a) The Trustee shall distribute all net income comprised of dividends and other distributions paid with respect to Unclassified Shares to Prudential immediately upon receipt.






















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               (b) Subject to the provisions of Section 10.02(b), the
     Trustee shall distribute all net income comprised of dividends and other distributions paid with respect to Classified Shares to Hadson immediately upon receipt.

               (c) The Trustee shall accumulate and add to the General Fund all other net income earned on the Trust Fund (including net income earned on investments made pursuant to Section 7.02).

          4.05 Collection of Exercise Proceeds. (a) Hadson shall direct Hadson's Transfer Agent to pay to the Trustee, and the Trustee shall collect, within the Exercise Price Transfer Period, a sum (rounded up to the next cent, if fractional) equal to the product of (i) the Exercise Price in effect on the date on which such New Hadson Junior Preferred Shares were exercised, multiplied by (ii) the number of New Hadson Common Shares for which each New Hadson Junior Preferred Share was exercised pursuant to Article 4 Section C.6. of the Charter on the date on which such New Hadson Junior Preferred Shares were exercised, multiplied by (iii) the number of New Hadson Junior Preferred Shares that were exercised to purchase New Hadson Common Shares pursuant to
     Article 4 Section C.6. of the Charter on the date on which such New Hadson Junior Preferred Shares were exercised. Each such payment shall be accompanied by a report by the Transfer Agent setting forth
     (x) the date of exercise of each New Hadson Junior Preferred Share with respect to which any payment is made, and (y) each of the items referred to in parts (i), (ii) and (iii) of the foregoing sentence as of the date of exercise.

               (b) Upon receipt and collection of each payment of Exercise Proceeds pursuant to subsection (a) above, the Trustee shall compute, as of the date of exercise of each New Hadson Junior Preferred Share with respect to which any payment is made (i) the aggregate amount of Exercise Proceeds received by it during the period beginning on the day after the last Measurement Date and ending on such date, and
     (ii) the number of Exercise Units represented thereby. On each Reporting Date, the Trustee shall determine the sum of all Exercise Units received since the most recent Reporting Date (or the Effective Date if there was no previous Reporting Date) in order to determine whether such Reporting Date is a Classification Date.

          4.06 Distributions and Classifications on Classification Dates. Within five (5) business days after each Classification Date:

               (a) The Trustee shall pay to Prudential the principal amount of all Exercise Proceeds collected since the last Measurement Date.

               (b) The Trustee shall pay to Hadson the balance of the General Fund (except such amount as the Trustee, in its sole
























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     discretion, decides to retain for the payment of expenses, as provided in Section 10.02(b)).

               (c) The Trustee shall designate and characterize as Classified Shares that number of Unclassified Shares that is equal to the number of Exercise Units distributed to Prudential pursuant to
     Section 4.06(a) since the last Measurement Date.

               (d) The Trustee shall distribute the Classified Shares to
     Hadson.

          4.07  Final Distribution.  Upon the Termination Date:

               (a) The Trustee shall distribute to Prudential the balance of Unclassified Shares remaining in the Trust Fund.

               (b) The Trustee shall distribute to Hadson the balance of the Trust Fund remaining after the distribution (if any) under subsection (a) above (except such amount as the Trustee, in its sole discretion, decides to retain for the payment of expenses, as provided in Section 10.02(b)).


                                   ARTICLE V.

            REPORTS TO THE TRUSTEE AND VERIFICATION OF STOCKHOLDINGS

          5.01 Reports by Hadson's Transfer Agent. Hadson shall provide, or shall direct Hadson's Transfer Agent to provide, to the Trustee, together with or prior to delivery of each payment made pursuant to
     Section 4.05(a), a statement showing (i) the number of New Hadson Junior Preferred Shares that had been exercised to purchase New Hadson Common Shares pursuant to Article 4 Section C.6. of the Charter since the most recent Measurement Date and since the latest Reporting Date, and (ii) the number of New Hadson Junior Preferred Shares issued and outstanding as of the date of such report, as shown on Hadson's Transfer Agent's books and records.

          5.02 Securities Law Reports. Hadson shall deliver to the Trustee copies of all periodic reports, proxy statements and other instruments or documents filed by Hadson with the United States Securities and Exchange Commission promptly following such filing.

          5.03 Reconciliation of Discrepancies. In the event of any discrepancy between or among the reports obtained by the Trustee pursuant to the preceding provisions of this Article concerning
     (i) the number of New Hadson Junior Preferred Shares that had been exercised to purchase New Hadson Common Shares pursuant to Article 4 Section C.6. of the Charter, (ii) the number of New Hadson Junior Preferred Shares then remaining outstanding, (iii) the number of New Hadson Common Shares issued upon exercise or





















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     conversion of New Hadson Junior Preferred Shares or (iv) such other matters as the Trustee may reasonably request relating to the transactions contemplated hereby, the Trustee shall reconcile such discrepancy in such manner and on the basis of such evidence as the Trustee, in its sole discretion, deems advisable, and shall determine the number of shares so exercised, issued or outstanding, as the case may be. The determination of the Trustee pursuant to the preceding sentence shall be final and binding upon the Beneficiaries. Alternatively, the Trustee may commence a legal action to reconcile such discrepancy, if it deems it advisable to do so.

          5.04 Reports by Prudential. (a) Within 10 business days after the Effective Date, Prudential shall provide to the Trustee a statement showing the number of Prudential's New Hadson Common Shares owned as of the Effective Date, as shown on Prudential's books and records.

               (b) Notwithstanding the provisions of Section 5.03, in making the computation of the quotient described in the definition of "Classification Date" in Section 2.03, the Trustee may rely, absolutely and without further investigation, upon the report provided by Prudential pursuant to this Section, and the Trustee shall not be obligated to inquire into the accuracy of any such Notice or to verify the number of Prudential's New Hadson Common Shares.


                                   ARTICLE VI.

                                   TAX MATTERS

          6.01 Income Tax Status. (a) The Trust is intended to be treated as a grantor trust subject to the provisions of Subchapter J, Subpart E of the Code that is owned by the Beneficiaries, as grantors, as follows:

               (i) for all federal, state and local income tax purposes, Prudential shall be deemed to be the owner of each Unclassified Share held in the Trust Fund during all or any portion of a taxable year of Prudential, but only for such portion of the taxable year as such Unclassified Share is so characterized under this Trust Agreement; and

               (ii) for all federal, state and local income tax purposes, Hadson shall be deemed to be the owner of the General Fund and each Classified Share held in the Trust Fund during all or any portion of a taxable year of Hadson, but only, in the case of a Classified Share, for such portion of the taxable year as such Classified Share is so characterized under this Trust Agreement.























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          (b)  Any and all items of income, gain, loss, amount realized, deduction or credit attributable to Unclassified Shares during the period they are deemed to be owned by Prudential for tax purposes shall be allocated to Prudential, and all remaining items of income, gain, loss, amount realized, deduction or credit attributable to the Trust Fund shall be allocated to Hadson, provided, however, that the
                                              --------  -------
     Trustee shall not determine the amount of any income, gain or loss recognized by Prudential in connection with a distribution of Exercise Proceeds to Prudential in exchange for the reclassification of Unclassified Shares pursuant to Section 4.06, it being understood and agreed that Prudential shall be solely responsible for such determination.

               (c) The Trustee is authorized to take any action consistent with the provisions of this Trust Agreement that may be necessary or appropriate to minimize any potential tax liability of the Beneficiaries arising out of the operations of the Trust.

          6.02 Tax Returns and Reports. In accordance with Section 1.671-4(a) of the Treasury Regulations, the Trustee will file with the United States Internal Revenue Service annual information tax returns showing the items of income, loss, amount realized, deduction and credit attributable to the Trust and detailing the allocation of such items to the Beneficiaries, as provided in Section 6.01. The Trustee will send to each Beneficiary a copy of the separate statement containing such information and will instruct each Beneficiary to report such items on its federal income tax return.

          6.03 Tax Reporting by Beneficiaries. Each Beneficiary hereby covenants and agrees that it shall file all applicable federal, state and local income tax returns and reports on a basis and in a manner consistent in all material respects with the provisions of Section 6.01, and that each such return or report shall include the items of income, loss, amount realized, deduction and credit set forth in the copy of the income tax reporting statement delivered to such Beneficiary by the Trustee pursuant to Section 6.02.


                                  ARTICLE VII.

                    POWERS OF AND LIMITATIONS ON THE TRUSTEE

          7.01 Limitations on Trustee. The Trustee shall not at any time, on behalf of the Trust or the Beneficiaries, enter into or engage in any trade or business, and no part of the Trust Fund shall be used or disposed of by the Trustee in furtherance of any trade or business. The Trustee shall be restricted to receiving the Trust's New Hadson Common Shares, voting (or executing consents with respect to) the Trust's New Hadson Common Shares in the manner provided herein, performing any other obligations





















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     imposed under or pursuant to any agreements to which the Trustee is subject by virtue of ownership of the Trust's New Hadson Common Shares (including exercising the powers set forth in Section 7.03), receiving the Exercise Proceeds from Hadson or Hadson's Transfer Agent, determining and collecting income from the Trust Fund, collecting, receiving, compromising and settling receivables, discharging, compromising and settling any unascertained, unliquidated or contingent debts, liabilities or obligations for the payment of which any reserve may have been established by the Trustee, disposing of the Trust Fund as provided in Article IV of this Trust Agreement, and bringing suit or defending any suit against the Trust or the Trustee on behalf of the Trust, and exercising such other powers and duties as specified elsewhere in this Trust Agreement, including, without limitation the duties specified in Section 7.03, for the purposes of carrying out the terms of this Trust Agreement.

          7.02 Limitations on Investments. The Trustee shall invest the Exercise Proceeds and other funds received by it as Trustee or otherwise held in the Trust Fund only in (a) short-term marketable direct obligations of, or guaranteed as to principal and interest by, the United States government or any agency thereof; or (b) insured demand deposit accounts or interest-bearing certificates of deposit or other similar obligations of domestic banks or other financial institutions having a shareholders' equity or equivalent capital of not less than Fifty Million Dollars ($50,000,000), at the then best generally available rates of interest for like amounts and like periods, provided, however, that the maturities of any of the foregoing shall not exceed one (1) year.

          7.03 Specific Powers of Trustee. Subject to the limitations contained in this Trust Agreement, the Trustee shall have, in addition to any powers conferred by any other provision of this Trust Agreement, the power to take any and all actions as, in the sole discretion for the Trustee, are necessary or advisable to effectuate the purpose of the Trust, including the following specific powers:

               (a) To retain all or any assets constituting part of the Trust Fund, to hold legal title to property of the Trust in the name of the Trust, to invest or reinvest funds of the Trust only as provided in Section 7.02 and to cause such investments of any part to be registered and held in its name, as Trustee, or in the names of nominees.

               (b) To maintain appropriate books and records relating to the Trust and the Trust Fund detailing the acts and transactions of the Trustee.

               (c) To initiate, prosecute, defend, supervise, direct, compromise or settle any claim, demand, action or proceeding relating to the Trust or this Trust Agreement, and in






















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          connection therewith, at the Trustee's discretion, to retain and employ such agents and professionals (including professionals affiliated with the Trustee or any retained by Hadson or Prudential) and to confer upon them such authority as the Trustee may deem expedient to carry out its duties hereunder, and to pay reasonable compensation therefor from the Trust Fund; provided that the Trustee shall not be required to enter into or maintain any claim, demand, action or proceeding relating to the Trust unless it shall have sufficient funds on hand for that purpose or unless it shall have been indemnified to its satisfaction against all expenses and liabilities to which it may, in its judgment, be subjected by any such action on its part.

               (d) To perform any and all acts, exercise any and all rights, enter into any and all proceedings, contracts and other instruments (including, but not limited to the preparation and filing of any and all statements and papers, documents and instruments of any kind and nature with the United States Securities and Exchange Commission or any other governmental body having jurisdiction over the Trust or the Merger Agreement with respect to the Trust's New Hadson Common Shares) that are not inconsistent with the provisions of this Trust Agreement and that the Trustee deems necessary and advisable in its opinion for the exercise by the Trustee of all the rights and privileges accorded to it hereunder, for the protection and safekeeping of the Trust's New Hadson Common Shares, and for the administration of the Trust in accordance with the terms of this Trust Agreement and applicable law.


                                  ARTICLE VIII.

                             ACCOUNTS OF THE TRUSTEE

          8.01 Accounts and Inspection. The Trustee shall keep accurate and detailed accounts of all investments, receipts and disbursements and other transactions hereunder and all accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by any person designated by Hadson or by Prudential. The Trustee shall promptly deliver to such designee any reports on the Trust Fund that are reasonably requested.

          8.02 Accounting Reports. Within a reasonable time period following the Termination Date, and within one hundred twenty (120) days, or such other agreed-upon period, after removal or resignation of the Trustee, the Trustee shall deliver to the Beneficiaries a certified written report, in a format acceptable to the Beneficiaries, setting forth (i) all investments, receipts and disbursements, and other transactions effected during the






















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     period from the date of this Trust Agreement, or from the close of any preceding period covered by such a report, to the date of such removal, resignation or termination, (ii) all cash, securities and other property held at the close of such period and the current value thereof, and (iii) such other information as may be required of the Trustee under any applicable law.

          8.03 Right to Judicial Accounting. Nothing contained in this Article shall be construed as a limitation upon or prohibition against the Trustee's right to have its accounting judicially settled.

          8.04 Preservation of Books and Records. All records and accounts maintained by the Trustee with respect to the Trust shall be preserved for such period as may be required under any applicable law. Upon the expiration of any such required retention period, the Trustee shall have the right to destroy such records and accounts after first notifying the Beneficiaries of its intention and transferring to the Beneficiaries all records and accounts requested. The Trustee shall have the right to preserve all records and accounts in original form, or on microfilm, magnetic tape, or any other similar process.


                                   ARTICLE IX.

                 LIABILITIES AND INDEMNIFICATION OF THE TRUSTEE

          9.01 Generally. The Trustee accepts and undertakes to discharge the trust created by this Trust Agreement upon the terms and conditions hereof. The Trustee shall exercise such of the rights and powers vested in it by this Trust Agreement, and use the same degree of care and skill in its exercise of such rights and powers, as a prudent man would exercise or use under the circumstances in the conduct of its own affairs. No provision of this Trust Agreement shall be construed to relieve the Trustee from liability for its own recklessness or its own intentional or willful and wanton misconduct resulting in private gain, except that:

               (a) The Trustee shall not be liable for any action taken in good faith in reliance upon the advice of professionals.

               (b) The Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Trust Agreement, and no implied covenants or obligations shall be read into this Trust Agreement against the Trustee.

               (c) The Trustee shall not be liable for any error of judgment made in good faith.

          9.02 Interaction with Prudential Insurance Company on Behalf of its Affiliates. Prudential Insurance Company shall act as sole agent and nominee for itself, Pruco and PruSupply under this Trust Agreement, shall receive all distributions made pursuant to Article IV and shall deliver and receive all Notices required to be delivered hereunder, on behalf of itself, Pruco and PruSupply. The Trustee shall not be required to see to the proper allocation or application of any distribution hereunder among those entities, which shall be the sole responsibility of Prudential Insurance Company. All actions of and Notices furnished by Prudential Insurance Company shall be deemed to have been made by or furnished on behalf of Prudential Insurance Company, Pruco and PruSupply, and the Trustee shall not be required to inquire into the actual authority of Prudential to take such action or furnish such Notice, as the case may be. Notwithstanding the foregoing, Prudential Insurance Company, Pruco and PruSupply shall be jointly and severally liable for all of the responsibilities of Prudential under this Trust Agreement.

          9.03  Reliance by Trustee.  Except as otherwise provided in
     Section 7.01:

               (a) The Trustee may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by the Trustee to be genuine and to have been signed or presented by the proper party or parties.

               (b) The Trustee may consult with legal counsel to be selected by it, and pay the cost of such consultation from the General Fund, and the advice or opinion of such counsel shall be full and complete personal protection to the Trustee and agents of the Trust in respect of any action taken or suffered by it in good faith and in reliance on, or in accordance with, such advice or opinion.

          9.04 Indemnification of Trustee. In addition to, and not in limitation of, the provisions of Section 10.02, the Trustee shall be indemnified by and receive reimbursement from Hadson against and from any and all loss, liability, damage or expense that the Trustee may incur or sustain, in good faith and without recklessness or its own intentional or willful and wanton misconduct resulting in personal gain, in the exercise and performance of any of the powers and duties of the Trustee under this Trust Agreement. The Trustee may receive advance payments in connection with indemnification under this Section, provided that prior to receiving any such advance, the Trustee shall first have given a written undertaking to repay any amount advanced to it and to reimburse the Trust or Hadson, as applicable, in the event it is subsequently determined that it is not entitled to such indemnification. The rights accruing to the Trustee by reason of the foregoing shall not be deemed to exclude any other right to which it may legally be entitled, nor shall anything else contained herein restrict the right of the Trustee to contribution under applicable law.

          9.05 Advances by Prudential. In the event that Hadson fails to pay to the Trustee any amount requested pursuant to Section 9.04 or
     Section 10.02, the Trustee shall notify Prudential of such failure and of the amount requested and unpaid, and Prudential may (but need not) advance such amount to the Trustee as a loan to the Trust at such rate of interest and upon such other terms and conditions as the Trustee and Prudential shall agree. All such interest shall be charged as a general administration expense of the Trust.

          9.06 Bond of Trustee. Neither the Original Trustee nor any successor Trustee shall be obliged to file or furnish any bond or surety for the performance of its duties, unless otherwise ordered by a Court, and if so ordered, all costs and expenses of providing such bond or surety shall be paid or reimbursed from the General Fund.

          9.07 Liability to Third Persons. No Beneficiary shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust Fund or the affairs of the Trust, and no Trustee or agent of the Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust Fund or the affairs of the Trust, except for its own recklessness or its own intentional or willful and wanton misconduct resulting in personal gain; and all such persons shall look solely to the Trust Fund for satisfaction of claims of any nature arising in connection with affairs of the Trust.

          9.08 Nonliability of Trustee for Acts of Predecessors. Any successor Trustee may accept and rely upon any accounting made by or on behalf of any predecessor Trustee hereunder, and any statement or representation made as to the assets comprising the Trust Fund or as to any other fact bearing upon the prior administration of the Trust. A Trustee shall not be liable for having accepted and relied upon such accounting, statement or representation if it is later proved to be incomplete, inaccurate or untrue. A Trustee or successor Trustee shall not be liable for any act or omission of any predecessor Trustee, nor have a duty to enforce any claims against any predecessor Trustee on account of any such act or omission.

          9.09 Nonliability of Trustee for Acts of Others. Nothing contained in this Trust Agreement shall be deemed to be an assumption by the Trustee of any of the liabilities, obligations or duties of any of the other parties hereto, and shall not be deemed to be or contain a covenant or agreement by the Trustee to assume or accept any such liability, obligation or duty.

                                   ARTICLE X.

                             COMPENSATION OF TRUSTEE

          10.01 Trustee Compensation. Each Trustee shall be entitled to such compensation for services rendered as shall be mutually agreed upon by the Trustee and Hadson prior to such Trustee's accession to office, to be paid in such installments and at such intervals as shall have been specified in such agreement.

          10.02 Advances for Expenses. (a) Hadson shall pay to the Trustee such amounts as the Trustee shall request from time to time to enable the Trustee to satisfy all reasonable expenses (except those resulting from its own recklessness or its own intentional or willful and wanton misconduct resulting in private gain) incurred by the Trustee as a result of the execution of its duties hereunder, including, but not limited to, legal and accounting expenses, expenses incurred or anticipated as a result of disbursements and payments made or to be made by the Trustee, and reasonable compensation for agents, counsel or other services rendered to the Trustee by third parties, and expenses incident thereto, including taxes of any kind whatsoever, and related interest and penalties, that may be levied or assessed under existing or future laws of any jurisdiction upon or in respect of the Trust or the Trust's New Hadson Common Shares. All amounts received by the Trustee pursuant to this Section shall be added to the General Fund.

               (b) In lieu of requesting funds for the payment of anticipated expenses, as provided in subsection (a) above, the Trustee may retain as much or all of the General Fund that would otherwise be payable to Hadson pursuant to Section 4.04(b) as the Trustee, in its sole and absolute discretion shall deem advisable as a reserve for the payment of such expenses.

          10.03 Prior Lien of Trustee. The Trustee shall have a prior lien upon the Trust Fund to secure payment of any amounts payable to the Trustee or to employees or agents of the Trust as compensation for services to the Trust or for indemnification pursuant to Section 9.04 above.


                                   ARTICLE XI.

                         TRUSTEE AND SUCCESSOR TRUSTEES

          11.01 Generally. The Trustee shall be a bank or trust company authorized to act as a corporate fiduciary under the laws of the State of New York or a national banking association chartered under the laws of the United States. A Trustee that changes its name or reorganizes, reincorporates or merges with or into or consolidates with any other entity shall be deemed to be a continuing entity and shall continue to act as a Trustee hereunder.

          11.02 Initial Appointment of Trustee. The Trustee shall be initially appointed by Hadson.

          11.03 Resignation. The Trustee may resign as Trustee by delivering a Notice of resignation to Hadson. Such resignation shall become effective on the day specified in such Notice (which shall not be less than thirty (30) days after delivery of such Notice) or upon the appointment of such Trustee's successor and such successor's acceptance of such appointment, whichever is later.

          11.04 Appointment of Successor. In the event of the removal, resignation, bankruptcy or insolvency of the Trustee, a vacancy shall be deemed to exist and a successor shall be appointed by Hadson.

          11.05 Acceptance of Appointment by Successor Trustee. The removal, resignation, bankruptcy or insolvency of the Trustee shall not operate to terminate the Trust created by this Trust Agreement or to revoke any existing agency created pursuant to the terms of this Trust Agreement or invalidate any action theretofore taken by the Trustee. Any successor Trustee appointed hereunder shall execute an instrument accepting its appointment and shall deliver one counterpart thereof to each of the Beneficiaries, and, in case of the Trustee's resignation, to the retiring Trustee. Thereupon such successor shall, without any further act, become vested with all the liabilities, duties, powers, rights, title, discretion and privileges of its predecessor in the Trust with like effect as if originally named Trustee. The retiring Trustee shall duly assign, transfer and deliver to such successor all property and money held by such retiring Trustee hereunder and shall, as reasonably requested by such successor, execute and deliver an instrument or instruments conveying and transferring to such successor upon the trust herein expressed, all the liabilities, duties, powers, rights, title, discretion and privileges of such retiring Trustee.


                                  ARTICLE XII.

                                   AMENDMENTS

          12.01 Amendment Authority. Whenever necessary to carry out the purpose of the Trust, this Trust Agreement may be amended by the Trustee with the unanimous consent and approval of the Beneficiaries; provided, however, that no such amendment may be made that would have the effect of (i) extending the Termination Date beyond the date specified in Section 3.02, (ii) authorizing the Trustee to engage in a trade or business, or (iii) expanding the amendment powers of the Trustee under this Article.

                                  ARTICLE XIII.

                            MISCELLANEOUS PROVISIONS

          13.01 Intention of Parties to Establish Trust. This Trust Agreement is intended to create a trust without transferable beneficial interests (except as permitted by operation of law) and the Trust created hereunder shall be governed and construed in all respects as a trust.

          13.02 Instruments of Further Assurance. Hadson and Prudential shall, upon the reasonable request of the Trustee, execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or proper to carry out effectively the purpose of this Trust Agreement.

          13.03 Governing Law. This Trust Agreement shall be construed and enforced according to the internal laws of the State of Oklahoma and all provisions hereof shall be administered according to the laws of the State of Oklahoma.

          13.04 Severability. In the event any provision of this Trust Agreement or the application thereof to any person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Trust Agreement, or the application of such provision to persons or circumstances or in jurisdictions other than those as to or in which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Trust Agreement shall be valid and enforced to the fullest extent permitted by law.

          13.05 Notices. (a) Any Notice or other communication required or permitted to be made in accordance with this Trust Agreement shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if delivered personally, or if delivered during regular business hours by facsimile transmission, telex or other electronic or telegraphic means, or if delivered by a recognized overnight or two-day delivery service or if mailed by first class mail:

             (i) if to the Trustee at Liberty Bank and Trust Company of Oklahoma City, N.A., 100 North Broadway, Liberty Tower, Seventh Floor, Oklahoma City, Oklahoma 73102, Attention: John Brown, Trust Department. Facsimile number: (405) 231-6293.

             (ii) if to any Beneficiary, to the last known business address of such Beneficiary reflected in the Trustee's records.

          (b) Any entity may change the address at which it is to receive Notices under this Trust Agreement by furnishing written Notice thereof to the Trustee as provided above.

          13.06 Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

          13.07 Effective Date. This Trust Agreement shall become effective immediately after the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware.

          IN WITNESS WHEREOF, the parties hereto have executed this Trust Agreement or caused this Trust Agreement to be duly executed by their respective officers and the Trustee herein has executed this Trust Agreement, as Trustee, effective as of the day and year first above written.


     ATTEST:                  HADSON CORPORATION


     By:________________      By:____________________________________



     ATTEST:                  THE PRUDENTIAL INSURANCE COMPANY
                                   OF AMERICA


     By:_________________     By:____________________________________



     ATTEST:                  PRUCO LIFE INSURANCE COMPANY


     By:_________________     By:____________________________________


     ATTEST:                  PRUSUPPLY INC.


     By:_________________     By:____________________________________


     ATTEST:                  LIBERTY BANK AND TRUST COMPANY
                                   OF OKLAHOMA CITY, N.A.


     By:_________________     By:____________________________________

     STATE OF OKLAHOMA   )
                         ) ss:
     COUNTY OF           )
               -------

               Before me, the undersigned, a Notary Public in and for said
     County and State on this      day of              , 19  , personally
                              ----        -------------    --
     appeared                             to me known to be the identical
              ---------------------------
     person who subscribed the name of the maker thereof to the foregoing
     instrument as its               President and acknowledged to me that



                    executed the same as his free and voluntary act and
     --------------
     deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

               Given under my hand and seal of office the day and year last above written.

     My commission expires
                          -------------    --------------------------
                                                  Notary Public




     STATE OF NEW JERSEY )
                         ) ss:
     COUNTY OF           )
               -------

               Before me, the undersigned, a Notary Public in and for said
     County and State on this      day of             , 19  , personally
                              ----        ------------    --
     appeared                 to me known to be the identical person who
              ---------------
     subscribed the name of the maker thereof to the foregoing instrument
     as its        President and acknowledged to me that
            ------                                       -------------
     executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, for the uses and purposes therein set forth.

               Given under my hand and seal of office the day and year last above written.

     My commission expires
                          -------------    --------------------------
                                                  Notary Public

     STATE OF NEW JERSEY )
                         ) ss:
     COUNTY OF           )
               -------

               Before me, the undersigned, a Notary Public in and for said
     County and State on this      day of             , 19  , personally
                              ----        ------------    --
     appeared                   to me known to be the identical person who
              -----------------
     subscribed the name of the maker thereof to the foregoing instrument
     as its         President and acknowledged to me that
            -------                                       ----------------
     executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of PRUCO LIFE INSURANCE COMPANY for the uses and purposes therein set forth.

               Given under my hand and seal of office the day and year last above written.

     My commission expires
                          -------------    --------------------------
                                                  Notary Public




     STATE OF NEW JERSEY )
                         ) ss:
     COUNTY OF           )
               -------

               Before me, the undersigned, a Notary Public in and for said
     County and State on this      day of             , 19  , personally
                              ----        ------------    --
     appeared                   to me known to be the identical person who
              -----------------
     subscribed the name of the maker thereof to the foregoing instrument
     as its         President and acknowledged to me that
            -------                                       ----------------
     executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of PRUSUPPLY, INC., for the uses and purposes therein set forth.

               Given under my hand and seal of office the day and year last above written.

     My commission expires
                          -------------    --------------------------
                                                  Notary Public